Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

       We consent to the use in this Registration Statement and in Post-Effective Amendment No. 1 to Registration Statement No. 333-62222 of Piedmont Natural Gas Company, Inc., on Form S-3 of our report dated April 7, 2003, relating to the financial statements of North Carolina Natural Gas Corporation (which expresses an unqualified opinion and includes an explanatory paragraph referring to the change in 2002 in the method of accounting for goodwill) appearing in the Prospectus, which is part of such Registration Statements. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
June 19, 2003